Exhibit 99.13(k)

AGENCY AGREEMENT

THIS AGREEMENT is made effective the            day of                   , 200  , by and among                                    (the “Trust Entity”), Pacific Advisor Fund Inc. (the “Fund Company”), Pacific Global Investors Services, Inc. (“Transfer Agent”), and Pacific Global Fund Distributors, Inc. (the “Distributor”).  Trust Entity, Fund Company, Transfer Agent and Distributor are referred to herein as each a “party,” and, collectively, the “parties.”

WITNESSETH:

WHEREAS, the Trust Entity, a trust company organized under the [State Trust Company Act] provides custodial services, participant or beneficiary accounting, recordkeeping, transfer agency and other administrative services to [certain directed and/or non-discretionary trusts,  retirement accounts and qualified plans]  (the trusts, retirement accounts and qualified plans, collectively, the “Clients,” or individually, a “Client”); and

WHEREAS, the Fund Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers shares in several series, each of which offers a class of shares available for investment by  Clients; and

WHEREAS, the parties desire to facilitate the availability of the series of the Fund Company listed on Exhibit A (collectively, the “Funds”, or individually, a “Fund”) to the Clients; and

WHEREAS, it is contemplated that the Trust Entity or an investment adviser, trustee, sponsor or administrative committee of a Client (“Client Representative”) will:  (i) include one or more of the Funds as investment options available to Clients, and (ii) offer to Client’s participants or beneficiaries (collectively, the “Client-Shareholders,” or individually, a “Client Shareholder”) the opportunity to invest their assets in shares of the Funds; and

WHEREAS, it is intended that the Fund Company will establish accounts in each Fund on its mutual fund shareholder accounting system reflecting the ownership by each Client of shares of each Fund and all shareholder transactions by each such Client involving such shares (collectively, the “Accounts” or individually, the “Account”); and

WHEREAS, it is intended that the Trust Entity will establish individual accounts on its recordkeeping system reflecting all transactions by or on behalf of Client-Shareholders of  each Client that result in purchases or redemptions by the Client Representatives or Client-Shareholders of shares of the Funds; and

WHEREAS, it is intended that the Trust Entity will function as an agent of the Funds, and the Trust Entity desires to accept such appointment, solely for the limited purposes of:  (i) receiving instructions from Clients through its Client Representatives and/or Client-Shareholders for purchases and redemptions of shares of the Funds (“Instructions”) resulting from transactions by or on behalf of the Client-Shareholders; (ii) recording such purchases and redemptions; (iii) making and maintaining the Funds’ shareholder records concerning the Client-Shareholders (which are recorded on the Trust Entity’s recordkeeping system); and (iv) providing certain other services as described herein (collectively, the “Client Services”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

Section 1.                                            Appointment as Agent.  The Trust Entity is hereby appointed as an agent of Transfer Agent on behalf of the Funds solely for the limited purpose of receiving Instructions, in accordance with the Procedures (as defined in Section 2 hereof and set forth in Exhibit B), for the purchase and redemption by the Client-Shareholders of shares of the Funds and making and maintaining the records of the Fund relating to such purchases and redemptions of the Client-Shareholders.  Such purchases and redemptions shall be based on Client-Shareholders-level transactions made by or on behalf of Client Representatives and/or Client-Shareholders, which transactions shall be recorded on the Trust Entity’s recordkeeping system.  Such records will be deemed to be and are part of the Fund’s master securityholder files, as defined in Rule 17Ad-9(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Trust Entity shall maintain records on behalf of Transfer Agent and the Funds for each Client and its Client-Shareholders reflecting all shares of the Funds purchased and redeemed by the Client Representatives and/or Client-Shareholders based on Client-Shareholder-level transactions (including the date and price for all transactions and share balances) and all reinvestment by the Client-Shareholders of dividends and capital gains distributions paid by the Funds.  The Trust Entity (pursuant to the information and data received from Transfer Agent in accordance with the Procedures set forth in Exhibit B) shall reconcile on each Business Day, as defined herein: (i) all transactions by each Client involving shares of the Funds (including purchases, redemptions and re-investments of dividends and capital gains distributions) with the corresponding Client-Shareholder-level transactions on the Trust Entity’s recordkeeping system; and (ii) the aggregate position of all Client-Shareholders on the Trust Entity’s recordkeeping system with the balance in the Accounts for that Business Day.

Section 2.                                            Procedures.  The operating procedures governing the parties’ responsibilities under this Agreement with respect to:  (i) Instructions for the purchase and redemption of shares of the Funds; and (ii) net asset value per share (“NAV”) communication are set forth in Exhibit B (the “Procedures”), which is attached hereto and is specifically made a part of this Agreement.  (All terms defined herein or in Exhibit B shall have the same meaning when used herein or in Exhibit B.)  In all material respects, the Procedures shall be consistent with the requirements of the 1940 Act and the Exchange Act, and with any other applicable federal or state laws and regulations.

Section 3.                                            Representations and Warranties.

(a)                                  The Trust Entity represents and warrants that:

(i)            it has full power and authority to enter into and perform this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Trust Entity enforceable in accordance with its terms;

(ii)           it is a                          trust company, duly organized and existing and in good standing under the laws of                          [and is a member of FDIC];

(iii)          it is exempt under federal and state securities laws from registration as a broker or dealer and transfer agent, and it possesses the legal authority to perform the services contemplated by this Agreement without violating applicable law;

(iv)          it is duly qualified and duly authorized by each Client to act on behalf of the Client as contemplated by this Agreement;

(v)           the arrangements provided for in this Agreement will be disclosed to each Client through the Trust Entity’s representatives;

(vi)          it shall promptly notify the Fund Company in the event that it is, for any reason, unable to perform any of its obligations under this Agreement; and

(vii)         it will not include shares of the Fund Company as an investment opportunity to Clients in any jurisdiction in which Trust Entity may not lawfully make such opportunity available due to the fact that it has not registered under, or is not exempt from, the applicable registration or licensing  requirements of  such jurisdiction.

(b)                                 The Fund Company represents and warrants that:

(i)            it has full power and authority to enter into and perform this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Fund Company, enforceable in accordance with its terms;

(ii)           the Registration Statement, prospectus and Statement of Additional Information (“SAI”) of the Fund comply, in all material respects, with all applicable federal and state securities laws;

(iii)          each Fund is a series of an investment company registered under the 1940 Act;

(iv)          if selected by any Client as an investment option for the Client’s assets, the Fund Company shall cooperate with the Client and with Trust Entity to establish in a timely and orderly manner necessary relationships; and

(v)           it shall promptly notify the Trust Entity in the event that the Fund Company is, for any reason, unable to perform any of its obligations under this Agreement.

Section 4.                                            Instructions.

(a)           All Instructions received from Client Representatives and/or Client-Shareholders and transmitted by the Trust Entity to Transfer Agent on any Business Day will be based only upon Instructions that the Trust Entity has received from an authorized person of each Client no later than the time when the NAV (“Share Price”) is determined for the Funds (“Close of Trading”).  Such receipt of Instructions by the Trust Entity shall be deemed received by the Transfer Agent and the Fund Company for Share Price purposes only.

(b)           The Transfer Agent and the Fund Company are obligated hereunder to accept Instructions only from the Trust Entity or its representatives with respect to the Client and Client Representatives and the Accounts.  As the Clients have been notified in writing, the Transfer Agent and the Fund Company  may refuse to comply with Instructions, directions or communications from anyone else concerning the Clients and the Accounts, except as otherwise expressly provided in this Agreement.

Section 5.                                            Additional Covenants.

(a)                                  The Trust Entity covenants that:

(i)            with respect to any Clients that are ERISA qualified plans, it shall comply with all applicable federal and state securities, insurance, Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and tax laws, rules and regulations applicable to its activities contemplated by this Agreement;

(ii)           it shall not, without the written consent of the Funds, make representations concerning the shares of the Funds, except those contained in the then current prospectus or SAI and in the then current printed sales literature approved by the Funds or its representative;

(iii)          the Client-Shareholder-level securityholder records to be made and maintained by the Trust Entity will be made, maintained and made available in accordance with the requirements applicable to transfer agents under Section 17A and Rule 17Ad-7(g) under the Exchange Act and to registered investment companies under Section 31 of the 1940 Act;

(iv)          each Client-Shareholder-level transaction that contributes to, is a part of, or is included in an Instruction communicated by the Trust Entity to the Transfer Agent will have been received by the Trust Entity before the Close of Trading on the Business Day immediately preceding the Business Day on which such Instruction is communicated to the Transfer Agent;

(v)           it shall promptly verify all monthly Account statements provided to it by the Transfer Agent and all daily Account statements and trade information made available to it;

(vi)          with respect to any Clients that are ERISA qualified plans, it will not be a “fiduciary,” as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), of each Client with respect to the provision of services pursuant to this Agreement or with respect to each Client-Shareholders’ purchase of the shares of the Funds;

(vii)         with respect to any Clients that are qualified plans,  the receipt of fees by Trust Entity as provided for in Section 10 of  this Agreement will not constitute a non-exempt “prohibited transaction” as such term as defined in Section 406 of ERISA and Section 4975 of the Code; and

(viii)        it is not providing investment advisory services under this Agreement.

(ix)           it will cooperate with the Fund Company is fulfilling its obligations under its Compliance Program established  pursuant Rule 38a-1 under the 1940 Act to prevent, detect and correct violations of the Federal Securities Laws as defined by Rule 38a-1, and it will (a) respond to reasonable requests from Transfer Agent for information, reports and documents as Transfer Agent may reasonably request in connection with its compliance activities relating to the Fund; (b) provide certifications regarding the Client Services and other obligations under this Agreement; and (c) make records and personnel reasonably available during normal business hours to facilitate Transfer Agent’s review of transactions pursuant to this Agreement.

(x)            it agrees that in performing the services under this Agreement, it at all times will comply with the NASD Conduct Rules, particularly  Conduct Rule 2830, and any other regulations or guidelines issued by FINRA;

(xi)           it agrees to be bound by and to comply with all applicable federal and state laws and rules and regulations promulgated thereunder generally affecting the sale or distribution of mutual fund shares or classes of such shares.

(b)                                 The Fund Company covenants that:

(i)            it shall comply with all federal and state securities, insurance, ERISA and tax laws, rules and regulations applicable to it as a result of the transactions contemplated by this Agreement; and

(ii)           it or its representative shall establish the Accounts on its or its representative’s mutual fund shareholder accounting system, as contemplated by this Agreement, and maintain the Accounts in accordance with all applicable federal and state securities laws, and such Accounts shall be in the name of the Trust Entity or such other party as may be designated by the Client as the shareholder of record of shares of the Funds owned by the Clients (“Record Owner”).

Section 6.                                            Payment for Instructions.

(a)           Payment for Net Purchases.  Payment for net purchases of shares in the Funds will be wired by the Trust Entity for Clients to a custodial account designated by the Fund Company, in accordance with the Procedures described in Exhibit B.

(b)           Payment for Net Redemptions.  Payment for net redemptions of shares in the Funds will be wired by the Transfer Agent to an account designated by the Trust Entity, in accordance with the Procedures described in Exhibit B.

Section 7.                                            Fund Communications.  The Fund Company or its designated representative shall supply the Trust Entity with the following materials and information with respect to the Funds, which the Trust Entity shall furnish or make available, where appropriate and as required by applicable law, to Client Representatives and Client-Shareholders.

(a)           Fund Prospectuses, Annual Reports and Proxy Materials.  The Fund Company shall provide to Trust Entity by the first Business Day of each calendar month a schedule of anticipated updates for the next calendar month period to current prospectuses, SAIs, shareholder reports, proxy statements and related materials (including any required wait-listing or stickering) for the Funds and, upon request of the Trust Entity, the Fund Company shall promptly supply the Trust Entity with a reasonably sufficient quantity of current prospectuses, SAIs, shareholder reports, and proxy statements and related materials for the Funds.  The Trust Entity shall be responsible for the timely delivery of all prospectuses, SAIs, shareholder reports, any legally required confirmations of all purchases, exchanges and redemptions of Fund shares and proxy statements and related materials to Client-Shareholders to the extent necessary to satisfy Section 30 of the 1940 Act, Section 14 of the Exchange Act, or other applicable law, or as specifically required for each Client or reasonably requested by the named fiduciaries of each Client.

The cost of preparing, printing and distributing prospectuses, SAIs, proxy materials, shareholder reports and other materials of the Funds to the Trust Entity shall be paid by the Fund Company or its designated representative.

The cost of preparing and printing and distributing confirmations, account statements or other materials that may be prepared by the Trust Entity as part of the Client Services to each Client and/or its Client-Shareholders shall be paid by the Trust Entity.

(b)           Fund Review of Participant Communications Materials.  It is understood by the parties that, based on each Fund’s current prospectus and the information supplied by the Fund, the Trust Entity may prepare communications or disclosure material for Client-Shareholders which describe the Fund or Funds in the same format as that used for the other investment options offered to Clients.  The Trust Entity shall supply the Fund, or its designated representative, with copies of such materials concerning the Fund or Funds within a reasonable time period in advance of their intended distribution to the Client-Shareholders and the Fund or its designated representative shall review and approve the use of such materials within fifteen Business Days of receipt and no such material shall be used if the Fund or its designated representative objects timely to such use.  The Trust Entity agrees not to use such materials until such materials have been, to the extent applicable, submitted to FINRA.

(c)           Other Information Sources.  It is understood by the parties that representatives of the Trust Entity will discuss with Client-Shareholders the investment objectives and policies of the Funds, solely as set forth in the current Fund’s prospectus, and the recent investment performance of the Funds based solely on the information supplied to the Trust Entity by the Fund or from such independent third-party sources as agreed upon by the parties in writing.

(d)           Other Fund Information.  The Fund Company agrees to supply the Trust Entity with any material information which it may have that could have a materially adverse impact on the performance of the Funds in the same manner and time frame in which such information is made available to the Funds’ shareholders.

Section 8.                                            Proprietary Rights.  Neither the Trust Entity, nor its affiliates, employees, or agents shall, without prior written consent of the Fund Company, use the name or trademark of the Fund Company or the Funds, except those contained in the then current prospectus and the then current printed sales literature for the Funds.  Upon termination of this Agreement for any reason, the Trust Entity shall immediately cease all use of any name or trademark of the Fund Company or the Funds.

Section 9.                                            The Trust Entity’s Services.

(a)                                  The Trust Entity agrees to provide all Client Services, including but not limited to those specified below.  Neither the Fund Company nor any of its representatives shall be required to provide Client Services for the benefit of the Clients or their Client-Shareholders, nor shall they be required to maintain separate accounts or records for Client-Shareholders. The Trust Entity shall maintain and preserve all records as required by applicable federal and state law as well as all records required by its agreements with the Client Representatives to be maintained and preserved in connection with providing the Client Services, and shall otherwise comply with all applicable laws, rules and regulations applicable to the provision of the Client Services and to it acting as Trust Entity of the Funds.

(b)                                 The Trust Entity shall maintain records of Client-Shareholders deemed to be required to be maintained by the Fund Company in a form reasonably acceptable to Fund Company and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission, including but not limited to the record-keeping requirements of Section 31(a) of the 1940 Act and the rules thereunder. Such records shall be deemed to be the property of Fund Company and will be made available, at Fund Company’s request, for inspection and use by Fund Company, representatives of Fund Company and governmental authorities. The Trust Entity agrees that, for so long as it retains any records of Fund Company, it will meet all reporting requirements pursuant to the 1940 Act and applicable to the Trust Entity with respect to such records.  The Trust Entity shall maintain accurate and complete records with respect to services performed by the Trust Entity in connection with Instructions relating to the purchase and redemption of shares.  Such records deemed to be required to be maintained by Distributor or its designee shall be maintained in form reasonably acceptable to Fund Company and in compliance with the requirements of Rules 17a-3 and 17a-4 under the Exchange Act, as amended, pursuant to which the Distributor would be required to maintain such records. All such records maintained by the Trust Entity shall be the property of Distributor and will be made available for inspection and use by Fund Company or Distributor upon the request of either. The Trust Entity shall file with the Securities and Exchange Commission and other appropriate governmental authorities, and furnish to Fund Company and Distributor copies of, all reports and undertakings as may be reasonably requested by Fund Company or Distributor in order to comply with the said rules. If so requested by Distributor, the Trust Entity shall confirm to Distributor its obligations under this Section 9(b) by a writing reasonably satisfactory to Distributor.

(c)                                  The Trust Entity shall:

(i)                                     maintain separate records for each Client-Shareholder for the Clients, which records shall reflect the shares purchased and redeemed (including the date and Share Price for all transactions), and the share balances of such Client-Shareholders;

(ii)                                  disburse or credit to the Client Accounts, and maintain records of all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds;

(iii)                               as required by law or any Client, prepare and transmit to the Client Representatives periodic statements showing, among other things, the total number of shares owned by the Accounts as of the statement closing date, purchases, holdings, and redemptions of shares by the Client Representatives and/or Client-Shareholders during the period covered by the statement, the Share Price of the Funds as of the statement date, the dividends and other distributions paid to the Client during the statement period (whether paid in cash or reinvested in shares), and such other information as may be required, from time to time, by the Clients and/or Client Representatives;

(iv)                              transmit net purchase and redemption Instructions on behalf of the Client Representatives and/or Client-Shareholders to the Transfer Agent, in accordance with the Procedures described in this Agreement and Exhibit B;

(v)                                 transmit with net purchase and redemption Instructions described in (d), above, information with regard to any order from a Client-Shareholder that was in violation of the Fund’s policies and procedures with regard to anti-market-timing and/or to which a redemption fee will apply as described in the Fund’s currently effective prospectus, on shares of each Portfolio redeemed or exchanged by a Client-Shareholder within the specified holding period after purchase of such Shares by the Client-Shareholder.  Trust Entity agrees to comply with the Redemption Fee Procedures attached hereto as Exhibit D, as amended from time to time, to Client-Shareholders investing in Fund Shares.  Fund Company will provide Trust Entity notice of any change to the Fund’s anti-market-timing and/or redemption fee policies and procedures.

(vi)                              distribute to each Client and/or the Client-Shareholders, as appropriate, copies of the Fund’s prospectus, SAI, proxy material, shareholder fund reports and other materials that the Fund is required by law or otherwise to provide to its current or prospective shareholders;

(vii)                           respond to inquiries of Client-Shareholders regarding, among other things, NAVs, account balances, dividend options, dividend amounts, and dividend payment dates;

(viii)                        prepare, file with the appropriate governmental and/or regulatory agencies and mail to the Client-Shareholders (s) all information required by governmental or regulatory authorities under current rules and regulations including, but not limited to, tax reporting information; and

(ix)                                maintain all Account balance information for each Client.

Section 10.                                      The Trust Entity Fees.

(a)                                  With respect to Clients invested in the Funds for which Trust Entity may receive Rule 12b-1 fees under applicable law, (“Eligible Clients”), the Trust Entity shall receive as compensation from the Distributor under the Fund’s Rule 12b-1 Plan for the Client Services to be provided by the Trust Entity under this Agreement, an aggregate fee at the annual rate set forth in the 12b-1 Plan and the Fund prospectus based on the average daily net assets of the Eligible Clients invested in the Funds pursuant to this Agreement.  The Trust Entity’s fee shall be paid quarterly in arrears.  The aggregate annual fees paid pursuant to the Plan shall not exceed the amounts stated as the “annual maximums” in the Fund’s prospectus, unless an increase is approved by shareholders as provided in the Plan.

(b)                                 The Trust Entity shall inform the Fund Company which Clients are Eligible Clients.  The Fund Company shall calculate the amount of the Trust Entity’s fee based on the average net assets of the Eligible Clients invested in the Funds for the month, and shall provide such documentation supporting its calculations as may be reasonably requested by the Trust Entity.  The Fund Company shall make payment of the fee by check mailed to the Trust Entity at the following address:

(c)                                  The parties to this Agreement recognize and agree that all payments made under this Agreement represent compensation for administrative services only and do not constitute payment in any manner for investment advisory services or for distribution. Fund Company’s, Distributor’s and each Fund’s obligations to Trust Entity under this section are subject to the provisions of any distributorship agreements entered into between Fund Company and the Funds and Distributor, and the Funds’ Rule 12b-1 Plan.  Any obligation assumed by the Fund Company pursuant to this Agreement shall be limited in all cases to the assets of the Fund and no person shall seek satisfaction thereof from shareholders of the Fund. Trust Entity acknowledges that any compensation paid to it will derive from amounts paid to the Distributor from the applicable Fund. Trust Entity further agrees to waive or defer payments of such fees unless and until the Distributor has received payment from the Fund.

(d)                                 It is agreed that the Trust Entity may impose certain conditions on Clients and/or Client-Shareholders, in addition to or different from those imposed by Fund Company, such as requiring a minimum initial investment or charging Clients and/or Client-Shareholders direct fees for the same or similar services as are provided hereunder by the Trust Entity (which fees may either relate specifically to the Trust Entity’s services with respect to Fund Company or generally cover services not limited to those with respect to Fund Company). The Trust Entity shall bill Clients and/or Client-Shareholders directly for such fees. In the event the Trust Entity charges Clients and/or Client-Shareholders such fees, it shall notify Fund Company in advance and make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Clients and/or Client-Shareholders of any such fees charged to the Clients and/or Client-Shareholder. To the extent required by applicable rules and regulations of the Securities and Exchange Commission, Fund Company shall make written disclosure of the fees paid or to be paid to the Trust Entity pursuant to Section 10(a) of this Agreement. It is understood, however, that in no event shall the Trust Entity have recourse or access to the account of any shareholder of Fund Company except to the extent expressly authorized by law or by such shareholder, or to any assets of Fund Company, for payment of any direct fees referred to in this Section 10(d.

Section 11.                                      Cross-Indemnification of Parties.

(a)                                  The Fund Company, the Transfer Agent, and any of their representatives shall not be held responsible and the Trust Entity shall indemnify and hold the

Fund Company, the Transfer Agent, their representatives and respective officers, directors, employees, agents, and persons, if any, who controls them within the meaning of the 1940 Act and Securities Act of 1933, as amended, harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to:  (i) the Trust Entity’s lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by the Trust Entity of any material provision of this Agreement; (iii) any material breach by the Trust Entity of any representation, warranty, or covenant made in this Agreement; or (iv) any delegation of duties or responsibilities to a delegate transfer agent as permitted in this Agreement.

(b)                                 The Trust Entity shall not be held responsible and the Fund Company shall indemnify and hold the Trust Entity, its  officers, directors, employees, and agents harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) the Fund Company’s or the Transfer Agent’s lack of good faith, negligence, reckless disregard or willful misconduct in carrying out their respective duties and responsibilities under this Agreement; (ii) the Fund Company’s or the Transfer Agent’s breach of any material provision of this Agreement; (iii) the Fund Company’s or the Transfer Agent’s material breach of any representation, warranty or covenant made in this Agreement; or (iv) any untrue statements or alleged untrue statements of any material fact contained in the prospectus, SAI, shareholder reports, proxy statements and related materials and performance information provided to Trust Entity pursuant to Section 7 of this Agreement or contained in the sales literature or other promotional material for the Funds (or any amendment or supplement to any of the foregoing) provided by or approved in writing by the Fund or its designated agents, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)                                  The Distributor, and its representatives shall not be held responsible and the Trust Entity shall indemnify and hold the Distributor, its representatives and officers, directors, employees, agents, and persons, if any, who controls them within the meaning of the 1940 Act and Securities Act of 1933, as amended, harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to:  (i) the Trust Entity’s lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by the Trust Entity of any material provision of this Agreement; (iii) any material breach by the Trust Entity of any representation, warranty, or covenant made in this Agreement; or (iv) any delegation of duties or responsibilities to a delegate transfer agent as permitted in this Agreement.

(d)                                 The Trust Entity shall not be held responsible and the Distributor shall indemnify and hold the Trust Entity, its officers, directors, employees, and agents harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) the Distributor’s lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its duties and responsibilities under this Agreement; or (ii) the Distributor’s breach of any material provision of this Agreement.

(e)                                  In providing Client Services pursuant to this Agreement, each party shall comply with federal state and securities laws and regulations applicable to it and each party hereto shall fully indemnify the other for any claims or liabilities suffered by such other party, or its respective officers, directors, employees or agents (including reasonable legal fees and other out-of-pocket costs of defending against any such claim or liability or reasonable costs incurred in enforcing this right of indemnification) arising from non-compliance by such party with any such laws or regulations.

(f)                                    In providing the indemnifications set forth herein, each party agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

Section 12.                                      Force Majeure.  In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, or power or other utility failures or damage or other cause reasonably beyond its control, such party shall not be liable for any and all losses, damage, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes.  This provision shall in no way excuse any party from any liability that results from the party’s failure to have in place appropriate and reasonable disaster recovery plans designed to enable that party to perform it obligations and duties under this Agreement.

Section 13.                                      Confidentiality.  Subject to the Fund Company’s ownership of certain records as set forth in Section 1 of this Agreement, all information, books, records, and data supplied by one party to another party in connection with the negotiation or carrying out of this Agreement are and shall remain the property of the party supplying such information, books, records, or data and shall be kept confidential by the other party except as may be required by law or this Agreement and except as the other party also received such information, books, records or data from some other source not a party to this Agreement.   Both parties acknowledge that certain information made available to the other party may be deemed non-public personal information under the Gramm-Leach-Bliley Act or other federal or state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”).  The parties hereby agree not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws to establish and maintain procedures reasonably designed to insure the security and privacy of all such information and to cooperate with the other party and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either party.

Section 14.                                      Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California without reference to choice of law principles.

Section 15.                                      Notices.  Every notice required by this Agreement shall be deemed given when sent in accordance with the Procedures or, as to any matter not addressed by the Procedures, a notice shall be deemed given if sent the next Business Day by a nationally recognized overnight carrier service that provides evidence of receipt or if sent the same Business Day by 3:00 p.m. (receiving party’s time) by personal delivery or facsimile transmission, in each case to such person and to such facsimile number (if applicable) as shall be designated from time to time by each party pursuant to a written notice.  The names and addresses of the persons to whom notices should be sent are set forth in Exhibit C.

Section 16.                                      Assignment.  This Agreement shall automatically terminate in the event of its assignment, the term “assignment” having the meaning set forth in Section 2(a)(4) of the 1940 Act.

Section 17.                                      Amendment or Termination of Agreement.  The parties to this Agreement may agree in writing to amend this Agreement at any time in whole or in part.  This Agreement shall terminate at the option of any party upon thirty (30) days advance written notice to the other parties.  This Agreement shall also terminate upon written notice to the other parties that one or more of the parties to this Agreement is in material breach of this Agreement, unless the party or parties in material breach of this Agreement cures such breach to the reasonable satisfaction of the party or parties alleging the breach within thirty (30) days after written notice.  In addition, any party may terminate this Agreement upon written notice to the other party of (i) the lapse or cessation of the full force and effect of the authorizations, licenses, qualifications or registrations required to be maintained by any of the parties to this Agreement in connection with the performance of their respective duties hereunder, or (ii) any action to be taken or service to be provided hereunder that becomes unlawful due to changes in the laws or for other reasons.

After the date of termination of this Agreement (the “Termination Date”), the fees described in Section 10 above will continue to be due with respect to any shares of the Funds that were purchased by Client-Shareholders on or prior to the Termination Date for so long as such shares are held through the Trust Entity’s Accounts and the Trust Entity continues to provide the Client Services in accordance with the terms of this Agreement.

In the event of a termination, the parties shall cooperate and give reasonable assistance to one another to effect the termination consistent with the respective obligations and responsibilities of the parties hereto.

Section 18.                                      Non-Exclusivity.  Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

Section 19.                                      Records.  The parties hereto agree to cooperate in good faith in providing records to one another pursuant to this Agreement.

(a)           Upon the request of the other parties to this Agreement, the Trust Entity shall provide copies of all the historical records relating to transactions between the Funds and the Clients, written communications regarding the Funds to or from the Clients and other materials, in each case (i) as are maintained by the Trust Entity in the ordinary course of its business and (ii) as may reasonably be requested to enable the other parties to this Agreement, or their representatives, including without limitation its auditors, Board of Directors, or legal counsel, to (1) monitor and review the Client Services, (2) comply with any request of a governmental body or self-regulatory organization of the Clients, (3) verify compliance by the Trust Entity with the terms of this Agreement, (4) make required regulatory reports, or (5) in accordance with Section 17Ad(7)(g) of the Exchange Act.  The Trust Entity agrees that it will permit other parties to this Agreement or such representatives of them to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Client Services.

(b)           Upon the request of the Trust Entity, the Funds shall provide copies of all the historical records relating to transactions between the Funds and the Accounts,

written communications regarding the funds to or from the Accounts and other materials, in each case (i) as are maintained by the other parties to this Agreement, as the case may be, in the ordinary course of their business and in compliance with applicable law, and (ii) as may reasonably be requested to enable the Trust Entity or its representatives, including without limitation its auditors or legal counsel, to (1) comply with any request of a governmental body or self-regulatory organization of the Clients, (2) verify compliance by the other parties to this Agreement with the terns of this Agreement, or (3) make required regulatory reports.

Section 20.                                      Relationship of Parties:  No Joint Venture, Etc.  Except for the limited purposes provided in Sections 1, 3 and 8, it is understood and agreed that all Client Services performed hereunder by the Trust Entity shall be as an independent contractor and not as an employee or agent of the Fund Company or the Transfer Agent, and neither party shall hold itself out as an agent of the other party with the authority to bind such party.  Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among any of the parties hereto nor give any rights to or create any contractual obligations to any non-parties to this Agreement, including any Clients, Client Representatives and/or Client-Shareholders.

Additionally, the parties hereto agree that the services provided by Trust Entity are not in the capacity of a sub-transfer agent for the Transfer Agent or for the Fund as that term is defined pursuant to Rule 17A et. seq. of the Exchange Act.  The Fund and the Transfer Agent will not list Trust Entity as a sub-transfer agent on any required filings made by the Transfer Agent or in any Fund prospectus.  Trust Entity shall not be responsible for filing any reports with respect to information that pertains to the Fund.

Section 21.                                      Operations of Funds.  In no way shall the provisions of this Agreement limit the authority of the Funds from taking such action as they may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of shares of the Funds.  In no way shall the provisions of this Agreement limit the authority of the Trust Entity to take such action as it may deem appropriate or advisable in connection with all matters relating to the provision of Client Services or the shares of mutual funds other than the Funds offered to the Clients.

Section 22.                                      Rule 22c-2.  In connection with the Fund Company’s obligations under Rule 22c-2 under the 1940 Act, Trust Entity and the Fund Company agree to the terms of Exhibit E attached hereto.

Section 23.                                      Anti-Money Laundering. Fund Company and Trust Entity each will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions, including, without limitation, applicable provisions of the Bank Secrecy Act and the USA PATRIOT ACT of 2001, as well as, regulations administered by the U.S. Department of the Treasury’s Office of Foreign Asset Control.  In addition, Trust Entity agrees to take all necessary and appropriate steps, consistent with applicable laws and regulations, to obtain, verify, and retain information with regard to Client and/or Client-Shareholder identification and source of funds for its Clients and/or the Client-Shareholders.

Section 24.                                      Survival.  The provisions of Section 10, Section 11, Section 13, and Section 17 of this Agreement shall survive termination of this Agreement.

Section 25.                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall be deemed one and the same document.

Section 26.                                      Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 27.                                      Entire Agreement.  This Agency Agreement, including any Exhibits hereto, constitutes the entire agreement by and among the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral with respect to such matters.

Signatures located on following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day and year first above written.

PACIFIC GLOBAL FUND DISTRIBUTORS, INC.

By:

Title:

PACIFIC ADVISORS FUND INC.

By:

Title:

PACIFIC GLOBAL INVESTORS SERVICES, INC.

By:

Title:

[ Trust Entity ]

By:

Title:

EXHIBIT A

FUNDS

Each of the following series of Fund Company is a “Fund” for purposes of the Agreement:

Name of Pacific Advisors Fund/Class	CUSIP	Ticker Symbol
Small Cap Fund/A	694336 405	PASMX
Small Cap Fund/C	694336 801	PGSCX
Growth Fund/A	694336 884	PAGTX
Growth Fund/C	694336 876	PGCCX
Multi-Cap Value Fund/A	694336 868	PAMVX
Multi-Cap Value Fund/C	694336 850	PMVCX
Balance Fund/A	694336 306	PAABX
Balance Fund/C	694336 702	PGBCX
Income and Equity Fund/A	694336 207	PADIX
Income and Equity Fund/C	694336 603	PIECX
Government Securities Fund/A	694336 108	PADGX
Government Securities Fund/C	694336 504	PGGCX

EXHIBIT B

PROCEDURES

(a)                                  Trust Entity and Transfer Agent each represent that it is a member of the National Securities Clearing Corporation (“NSCC”) and each agrees that the terms and conditions of NSCC membership shall be incorporated herein.  Each party shall act according to its duties as a NSCC member and the procedures established by the NSCC, specifically with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Fund shares.

(b)                                 On each day the New York Stock Exchange (the “Exchange”) is open for business (each a “Business Day”), the Trust Entity may receive Instructions from the Client and/or Client Representatives for each Client for the purchase or redemption of shares of the Funds based solely upon each Client’s receipt of Instructions from Client Representatives and/or Client-Shareholders prior to the Close of Trading on the Business Day.  Instructions in good order received by the Trust Entity prior to 4:00 p.m. Eastern time (“ET”) on any given Business Day, or earlier if the Exchange closed earlier than 4:00 p.m. ET on any given Business Day the (“Trade Date”) and transmitted to the NSCC no later than 6:00 a.m. ET on the Business Day following the Trade Date (“TD+1”), will be executed by the Transfer Agent at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

(i)            It is understood by the parties that all Instructions from the Client Representatives and/or Client-Shareholders shall be received and processed by the Trust Entity in accordance with its standard transaction processing procedures that apply to all investment options offered to Clients. Trust Entity shall maintain records sufficient to identify the date and time of receipt of all Client Representative and/or Client-Shareholder transactions involving the Funds and shall make such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the Funds, by appropriate governmental authorities.  Under no circumstances shall the Trust Entity change, alter or modify any Instructions received by it in good order.

(ii)           Each transmission of Instructions by the Trust Entity of a net purchase or redemption instruction relating to a particular Fund and a Business Day shall constitute a representation and covenant by the Trust Entity that such net purchase or redemption Instruction was based on Client Representative and/or Client-Shareholders transactions received by the Trust Entity prior to the Close of Trading (and prior to the time the Share Price for each Fund was determined on such Business Day) and that each net purchase or redemption Instruction included all such Client Representative and/or Client-Shareholder transactions so received by the Trust Entity.  All Instructions will be communicated in U.S. dollars.

(iii)          In the event that NSCC systems are not functioning on a given Business Day, Trust Entity will transmit the net purchase or redemption Instructions to the Transfer Agent via facsimile transmission no later than 9:00 a.m. ET on TD+1.  Following the completion of the transmission of any Instructions by the Trust Entity to the Transfer Agent pursuant to this section (b)(iii), the Transfer Agent will verify via a method acceptable to both parties that the Instruction was received.

(c)                                  By no later than 7:00 p.m. ET on each Business Day (“Price Communication Time”), the Funds’ sub-administrator will use its best efforts to communicate to the Trust Entity via a mutually agreed upon electronic trading platform and pricing, the Share Price of each applicable Fund, as well as dividend and capital gain information determined at the Close of Trading on that Business Day.  It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission, receipt by the Trust Entity of any Instructions from the Client Representatives and/or Client-Shareholders in a timely manner shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales for the Clients to be deemed to occur at the Share Price for such Business Day.

(d)                                 Net purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures.  In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Instructions, Trust Entity shall wire payment, or arrange for payment to be wired by Trust Entity’s designed bank, in immediately available funds, to a Fund custodial account or accounts designated by Transfer Agent; and (2) for net redemption Instructions, Transfer Agent shall wire payment or arrange for payment to be wired, in immediately available funds, to an account designed by Trust Entity.  Such wires must be received no later than the close of the Federal Bank on the Business Day such Instructions are received by Transfer Agent in accordance with paragraph (b) above.

(e)                                  Nothing herein shall prevent a Fund from delaying or suspending the right of redemption in accordance with the provisions of the 1940 Act, and the rules thereunder.

(f)                                    Trust Entity shall be solely responsible for the accuracy of any Instruction transmitted to Transfer Agent via NSCC systems or otherwise and the transmission of such Instruction shall constitute Trust Entity’s representation to Transfer Agent that the Instruction is accurate, complete and duly authorized by the Client-Shareholders whose Fund shares are the subject of the Instruction.  Trust Entity represents it shall assume responsibility for any cost and any loss to Transfer Agent or to a Fund caused by a cancellation or correction made subsequent to the date as of which an order or Instruction has been placed, and Trust Entity will immediately pay such cost and loss to Transfer Agent or such Fund upon notification.  Trust Entity agrees to indemnify and hold Transfer Agent harmless with respect to any such costs and losses including costs and losses resulting from Instructions involving investments in incorrect Funds.  Transfer Agent shall indemnify and hold Trust Entity harmless from the effective date of this Agreement against any amount Trust Entity is required to pay to Clients due to (1) the Fund’s incorrect calculation of the daily net asset value, dividend rate, or capital gains distribution rate; or, (2) incorrect reporting of the daily net asset value, dividend rate, or capital gain distribution rate.  Any gain to Trust Entity, or the Clients, attributable to the incorrect calculation or reporting of the daily net asset value shall be immediately returned to the Fund.  Trust Entity agrees to make a reasonable effort to recover from the Clients or Client-Shareholders any material losses incurred by Transfer Agent or the Fund as a result of the foregoing.  Trust Entity will submit an invoice to Transfer Agent for any losses incurred by Trust Entity or the Clients as a result of the forgoing, which shall be payable by Transfer Agent within sixty (60) days of receipt.

(g)                                 Each party shall notify the other of any errors or omissions in any information including the net asset value and distribution information set forth above, and interruptions or delay or unavailability of, the means of transmittal of any such information as promptly as possible.  For purposes of the preceding sentence, notification of Trust Entity can be made by email to                                             .  Trust Entity agrees to maintain reasonable Errors and Omissions insurance coverage commensurate with Trust Entity’s responsibilities under this Agreement.

(h)                                 The Fund Company will provide to the Trust Entity by the first Business Day of each calendar month a schedule for the next calendar month reflecting the dividend or capital gain distributions (including ex-dividend dates, record dates and payment dates associated with that declaration or distribution) of the Funds by email to                                   .  The Trust Entity will be provided with any updates to the calendar on a timely basis.

EXHIBIT C

NOTICES

Notices required by this Agreement should be sent as follows:

If to the Trust Entity:

If to the Fund Company, Distributor or
Transfer Agent:

Attn:
Phone:
Fax:

EXHIBIT D

REDEMPTION FEE PROCEDURES

A.                                    Redemption Fee Procedures

1.  Trust Entity will assess a redemption fee consistent with this Exhibit D, on shares of each Fund redeemed or exchanged by a Client-Shareholder within the specified holding period after purchase of such shares by the Client-Shareholder.

2.  Order of Redemption or Exchange.  In computing the redemption fee, Trust Entity will redeem or exchange Fund shares in the order described in the Fund’s Prospectus.

3.   Transactions Not Subject to Redemption Fees. Trust Entity will not assess redemption fees on transactions exempt from the Fund’s redemption fee policy as described in the then current Fund Prospectus.

4.  Remittance of Redemption Fees.  The redemption fee shall be remitted to the Fund Company monthly as follows. Redemption fees due as a result of transactions processed during each calendar month shall be accumulated and remitted via Federal Funds wire on the tenth Business Day of the following calendar month in accordance with wiring instructions provided by Fund Company or Transfer Agent.

On the same Business Day as each wire transfer of redemption fees, Trust Entity shall deliver an allocation spreadsheet via e-mail to an address provided by Fund Company or Transfer Agent indicating the allocation among the Funds of the fees remitted, which shall include the following information:

•                  Fund Name

•                  Ticker

•                  CUSIP

•                  Dollar amount of the redemption fee.

B.                                    Redemption Fee Funds (as of the date of this Agreement)

Name of Pacific Advisors Fund/Class	CUSIP	Ticker Symbol	Redemption Fee %	Holding Period/Days
Small Cap Fund/A	694336405	PASMX	2%	180 Days
Small Cap Fund/C	694336801	PGSCX	2%	180 Days
Growth Fund/A	694336884	PAGTX	2%	180 Days
Growth Fund/C	694336876	PGCCX	2%	180 Days
Multi-Cap Value Fund/A	694336868	PAMVX	2%	180 Days
Multi-Cap Value Fund/C	694336850	PMVCX	2%	180 Days
Balance Fund/A	694336306	PAABX	2%	180 Days
Balance Fund/C	694336702	PGBCX	2%	180 Days
Income and Equity Fund/A	694336207	PADIX	2%	30 Days
Income and Equity Fund/C	694336603	PIECX	2%	30 Days
Government Securities Fund/A	694336108	PADGX	2%	30 Days
Government Securities Fund/C	694336504	PGGCX	2%	30 Days

EXHIBIT E

SHAREHOLDER INFORMATION AGREEMENT

1. Agreement to Provide Information. Trust Entity agrees to provide the Fund Company or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)*, or other government-issued identifier (“GII”), if known, of any or all Client-Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Client-Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Trust Entity under this Agreement during the period covered by the request.

1.1 Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.2 Form and Timing of Response. Trust Entity agrees to provide, promptly, but in any event not later than 5 business days, after receipt of a request of the Fund, the requested information specified in 1. If requested by the Fund or its designee, Trust Entity agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.  Trust Entity additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b)  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Trust Entity; and

(c)  To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2 under the 1940 Act.

1.3 Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Trust Entity.

*  According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX.  The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA).  Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

2.  Agreement to Restrict Trading. Trust Entity agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Client-Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through Trust Entity’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.1 Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Client-Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2 Timing of Response. Trust Entity agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Trust Entity.

2.3 Confirmation by Trust Entity. Trust Entity must provide written confirmation to the Fund that instructions have been executed. Trust Entity agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3. Definitions. For purposes of this Exhibit E the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “purchase” does not include the automatic reinvestment of dividends.

The term “promptly” as used in Section 1.2 of this Schedule E shall mean as soon as practicable but in no event later than 5 business days from Trust Entity’s receipt of the request for information from the Fund or its designee.

The term “Shares” means the interests of Client-Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Trust Entity.

The term “written” includes electronic writings and facsimile transmissions.